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SHELLS SEAFOOD RESTAURANTS, INC.
REPORTS FIRST QUARTER 2007 RESULTS

TAMPA, FL, May 11, 2007 - Shells Seafood Restaurants, Inc. (OTC Bulletin Board: SHLL) today reported financial results for its first quarter ended April 1, 2007.

Key metrics for the first quarter of 2007 compared to the first quarter of 2006 were:
•	Revenues decreased 7.9% to $13.4 million.
•	Comparable restaurant sales decreased 6.8%.
•	Net income of $35,000, compared to $261,000. As adjusted for non-recurring items, net loss of $11,000, compared to net income of 284,000.
•	Diluted earnings per share of $0.00, compared to $0.01 per share diluted.

Leslie Christon, President and CEO, commented, “We experienced a decrease in our first quarter sales results, which we attribute primarily to a combination of strong same-store sales last year when we were up 7.1% for the quarter, a softening economy in 2007, and substantial discounting in offerings this past quarter by many of our casual dining competitors in the Florida markets. We will continue to focus on creating value for our guests with improved menu offerings and service enhancements.”

First Quarter 2007 Results

Revenues for the first quarter of 2007 decreased 7.9% to $13.4 million from $14.6 million in the first quarter of 2006; mostly due to a 6.8% decrease in same store sales. As of the end of the first quarter of 2007, Shells had 25 restaurants in operation, same as a year-ago.

Restaurant operating costs, consisting of food and beverage costs, labor and other operating costs increased 2.3% as a percentage of sales compared to the prior year. Food and beverage costs increased 0.6% as a percentage of sales compared to the prior year mostly reflecting the introduction of improved menu offerings. Labor costs decreased by 1.0% as a percentage of sales compared to the prior year, mostly due to the improvement in operational efficiencies, partially offset by an annual increase in the Florida minimum wage. Other operating costs were affected by higher occupancy, insurance, advertising and utilities expenses, resulting in a 2.7% increase as a percentage of sales, compared to the prior year.

“Our operators have done a tremendous job in managing costs effectively, despite further increases in Florida’s minimum wage and other areas of operating expense so far this year,” Christon stated. “We remain challenged, along with all Florida business owners, by rising insurance rates, utilities, and property taxes. With the tightening economy, we are continually looking to improve our value offerings to give our guests compelling reasons to dine with us. By aggressively working to build our sales and guest counts, we look to improve our profitability and ultimately deliver better value to our shareholders.”

General & administrative expenses were $1.0 million, or 7.6% of revenues, in the first quarter of 2007 compared to $1.2 million, or 8.1% of revenues, in the first quarter of 2006. The Company continued to reduce its overhead, while increasing resources for recruiting and training in the first quarter of 2007 in comparison to the same period last year.

Depreciation expense increased $8,000, or 0.4% as a percentage of revenues, as compared to the prior year due to additional restaurant remodels completed throughout the first half of 2006.

Net interest expense in the first quarter of 2007 was $66,000, or 0.5% of revenues, compared to net interest expense in the first quarter of 2006 of $71,000, or 0.5% of revenues.

Net income for the first quarter of 2007 was $35,000, or $0.00 per diluted share based upon 25.5 million diluted common shares outstanding, compared to net income in the first quarter of 2006 of $261,000, or $0.01 per diluted share based upon 26.6 million diluted common shares outstanding. Adjusting for non-recurring items summarized in the ensuing tables, the Company incurred a net loss of $11,000 in the first quarter of 2007, compared to net income of $284,000 in the comparable period of 2006.

About the Company

The Company manages and operates 25 full-service, neighborhood seafood restaurants in Florida under the name “Shells”. Shells restaurants feature a wide selection of seafood items, including shrimp, oysters, clams, crawfish, mussels, scallops, lobster, crab and daily fresh fish specials, cooked to order in a variety of ways: steamed, sautéed, grilled, blackened and fried. Shells restaurants also offer a wide selection of signature pasta dishes, appetizers, salads, desserts and full bar service.

Forward-Looking Statements

In addition to seasonal fluctuations, the Company’s quarterly and annual operating results are affected by a wide variety of other factors that could materially and adversely affect revenues and profitability, including changes in consumer preferences, tastes and eating habits; increases in food, labor costs and other operating expenses; the availability of food acceptable to our quality standards at acceptable prices; the availability of qualified labor; national, regional and local economic and weather conditions; promotional timings and seasonality; demographic trends and traffic patterns; changes in travel and tourism tendencies, particularly in light of world events; competition from other restaurants and food service establishments; availability of third party financing to fund capital or operating activities, if required; and the timing, costs and charges relating to restaurant openings, closings and remodelings. As a result of these and other factors, the Company may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect its business, financial condition and stock price. Furthermore, this press release and other documents filed by the Company with the Securities and Exchange Commission (“SEC”) contain certain forward-looking statements with respect to the business of the Company and the industry in which it operates. These forward-looking statements are subject to certain risks and uncertainties, including those mentioned above, which may cause results to differ significantly from these forward-looking statements. The Company undertakes no obligation to update these forward looking statements on a regular basis. An investment in the Company involves various risks, including those mentioned above and those that are detailed from time-to-time in the Company’s SEC filings.

SHELLS SEAFOOD RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share data)

	Quarter Ended
	April 2, 2006		April 3, 2005
	Amount	Percent	Amount	Percent

Revenues:
Restaurant sales	$13,396	99.7%	$14,545	99.7%
Management fees	39	0.3%	41	0.3%
Total revenues	13,435	100.0%	14,586	100.0%

Restaurant operating costs:
Food and beverage (1)	4,356	32.5%	4,643	31.9%
Labor (1)	3,890	29.0%	4,357	30.0%
Other (1)	3,521	26.3%	3,436	23.6%
Total restaurant operating costs (1)	11,767	87.8%	12,436	85.5%
General and administrative expenses	1,025	7.6%	1,177	8.1%
Depreciation and amortization	506	3.8%	498	3.4%
Total costs and expense	13,298	99.0%	14,111	96.7%
Income from operations	137	1.0%	475	3.3%

Other expense	(36)	-0.2%	(143)	-1.0%
Interest expense, net	(66)	-0.5%	(71)	-0.5%

Net income	$35	0.3%	$261	1.8%

Net income per share:
Basic	$0.00		$0.02
Diluted	$0.00		$0.01

Shares used in computing net income per share:
Basic	17,843		16,179
Diluted	25,475		26,563

(1)	As a percent of restaurant sales

SHELLS SEAFOOD RESTAURANTS, INC.
(Dollars in thousands, except per share data)
(Unaudited)
	April 1,	April 2,
	2007	2006
Number of restaurants at end of period:
Company-owned restaurants (1)	22	22
Licensed restaurants	3	3
Total	25	25

Balance sheet data:
Cash	$1,047	$1,336
Working capital (deficiency)	(3,852)	(4,674)
Total assets	14,374	17,508
Long-term debt	1,713	1,813
Stockholders' equity	4,554	7,524

(1)	Includes one joint venture restaurant in which the Company has a 51% equity interest.

	Quarter Ended
NON-RECURRING ITEMS:	April 1, 2007	April 2, 2006

Net income, as reported	$35	$261

Non-recurring income (expense):
Lease termination fee	-	(23)
Lease renewal costs	(39)	-
Proceeds from legal settlement	85	-
Total non-recurring income (expense)	46	(23)

Net (loss) income, excluding non-recurring items	(11)	284

Net income (loss) per share:
Diluted, as reported	$0.00	$0.01
Diluted, excluding non-recurring items	$(0.00)	$0.01